                                                                   Exhibit 99.1


CONSOLIDATED BALANCE SHEET     CONSOLIDATED EDISON, INC.


ASSETS

AT DECEMBER 31 (THOUSANDS OF DOLLARS)                                                        2001            2000
-----------------------------------------------------------------------------------------------------------------
Utility plant, at original cost (Note A)
     Electric                                                                         $11,145,400     $11,808,102
     Gas                                                                                2,405,730       2,300,055
     Steam                                                                                758,600         740,189
     General                                                                            1,354,099       1,388,602
-----------------------------------------------------------------------------------------------------------------
     Total                                                                             15,663,829      16,236,948
     Less: Accumulated depreciation                                                     4,472,994       5,186,058
-----------------------------------------------------------------------------------------------------------------
     Net                                                                               11,190,835      11,050,890
     Construction work in progress                                                        654,107         504,471
     Nuclear fuel assemblies and components, less accumulated amortization                     --         107,641
-----------------------------------------------------------------------------------------------------------------
NET UTILITY PLANT                                                                      11,844,942      11,663,002
-----------------------------------------------------------------------------------------------------------------
NON-UTILITY PLANT
     Unregulated generating assets, less accumulated depreciation
       of $21,289 and $48,643 in 2001 and 2000, respectively                              291,039         230,416
     Non-utility property, less accumulated depreciation of $8,606 and $5,516
      in 2001 and 2000 respectively                                                       112,394          41,752
-----------------------------------------------------------------------------------------------------------------
NET PLANT                                                                              12,248,375      11,935,170
-----------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Unrestricted cash and temporary cash investments (Note A)                            271,356          94,828
     Restricted cash (Note C)                                                              69,823              --
     Accounts receivable - customer, less allowance for uncollectible accounts of
       $34,775 and $33,714 in 2001 and 2000, respectively                                 613,733         910,344
     Other receivables                                                                    124,343         168,411
     Fuel, at average cost                                                                 18,216          28,455
     Gas in storage, at average cost                                                      111,507          83,112
     Materials and supplies, at average cost                                               90,976         131,362
     Prepayments                                                                           79,687         157,634
     Other current assets                                                                  50,454          69,200
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                    1,430,095       1,643,346
-----------------------------------------------------------------------------------------------------------------

INVESTMENTS
     Nuclear decommissioning trust funds (Note I)                                              --         328,969
     Other (Note J)                                                                       216,979         197,120
-----------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS (NOTE A)                                                                216,979         526,089
-----------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
     GOODWILL                                                                             443,547         488,702
     INTANGIBLE ASSETS                                                                     85,783              --
     ACCRUED PENSION CREDITS                                                              697,807         366,743
     REGULATORY ASSETS
       Future federal income tax (Note A)                                                 659,891         676,527
       Recoverable energy costs (Note A)                                                  210,264         340,495
       Sale of nuclear generating plant (Note I)                                          170,241              --
       Real estate sale costs - First Avenue properties                                   105,407         103,009
       Deferred special retirement program costs (Note D)                                  81,796          88,633
       Accrued unbilled revenue (Note A)                                                   64,249          72,619
       Deferred environmental remediation costs (Note F)                                   62,559          49,056
       Workers' compensation (Note F)                                                      62,109          47,097
       Divestiture - capacity replacement reconciliation (Note I)                          58,850          73,850
       Deferred revenue taxes                                                              41,256          43,880
       World Trade Center restoration costs (Note Q)                                       32,933              --
       Other                                                                               88,260         112,603
-----------------------------------------------------------------------------------------------------------------
     TOTAL REGULATORY ASSETS                                                            1,637,815       1,607,769
-----------------------------------------------------------------------------------------------------------------
     Other deferred charges and noncurrent assets                                         235,710         199,426
-----------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS                         3,100,662       2,662,640
-----------------------------------------------------------------------------------------------------------------
TOTAL                                                                                 $16,996,111     $16,767,245
-----------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET     CONSOLIDATED EDISON, INC.

Capitalization and Liabilities


AT DECEMBER 31 (THOUSANDS OF DOLLARS)                                    2001            2000
---------------------------------------------------------------------------------------------
Capitalization (see Statement of Capitalization)
     Common shareholders' equity                                  $ 5,666,268     $ 5,472,389
     Preferred stock subject to mandatory redemption (Note B)          37,050          37,050
     Other preferred stock (Note B)                                   212,563         212,563
     Long-term debt                                                 5,501,217       5,415,409
---------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                               11,417,098      11,137,411
---------------------------------------------------------------------------------------------

MINORITY INTERESTS                                                      9,522           8,416

NONCURRENT LIABILITIES
     Obligations under capital leases                                  41,088          31,504
     Accumulated provision for injuries and damages                   175,665         160,671
     Pension and benefits reserve                                     187,739         181,346
     Other noncurrent liabilities                                      30,159          21,702
---------------------------------------------------------------------------------------------
TOTAL NONCURRENT LIABILITIES                                          434,651         395,223
---------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Long-term debt due within one year                               310,950         309,590
     Notes payable                                                    343,722         255,042
     Accounts payable                                                 665,342       1,020,402
     Customer deposits                                                214,121         202,888
     Accrued taxes                                                    146,657          64,343
     Accrued interest                                                  80,238          85,276
     Accrued wages                                                     77,131          70,951
     Other current liabilities                                        372,404         307,541
---------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                           2,210,565       2,316,033
---------------------------------------------------------------------------------------------

DEFERRED CREDITS AND REGULATORY LIABILITIES
     ACCUMULATED DEFERRED INCOME TAX (NOTE L)                       2,235,295       2,302,764
     ACCUMULATED DEFERRED INVESTMENT TAX CREDITS (NOTE A)             118,350         131,429
     REGULATORY LIABILITIES
       NYISO reconciliation (Note A)                                   92,504              --
       World Trade Center casualty loss (Note Q)                       81,483              --
       Gain on divestiture (Note I)                                    59,030          60,338
       Deposit from sale of First Avenue properties                    50,000          50,000
       Recoverable energy costs                                        45,008          36,222
       Accrued electric rate reduction (Note A)                        38,018          38,018
       NYPA revenue increase                                            9,169          35,021
       Other                                                          180,915         256,153
---------------------------------------------------------------------------------------------
     TOTAL REGULATORY LIABILITIES                                     556,127         475,752
---------------------------------------------------------------------------------------------
     Other deferred credits                                            14,503             217
---------------------------------------------------------------------------------------------
TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES                   2,924,275       2,910,162
---------------------------------------------------------------------------------------------
TOTAL                                                             $16,996,111     $16,767,245
---------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED INCOME STATEMENT     CONSOLIDATED EDISON, INC.


YEAR ENDED DECEMBER 31 (THOUSANDS OF DOLLARS)                               2001               2000               1999
----------------------------------------------------------------------------------------------------------------------
Operating revenues (Note A)
Electric                                                           $   6,887,863      $   6,938,128      $   5,792,673
Gas                                                                    1,465,957          1,261,970          1,000,083
Steam                                                                    503,736            452,135            340,026
Non-utility                                                              776,406            779,158            358,541
----------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                               9,633,962          9,431,391          7,491,323
----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Purchased power                                                        3,630,542          3,644,675          1,824,023
Fuel                                                                     393,830            350,816            430,050
Gas purchased for resale                                                 859,961            789,080            485,155
Other operations                                                       1,061,950          1,146,598          1,188,623
Maintenance                                                              430,291            458,046            437,979
Depreciation and amortization (Note A)                                   526,235            586,407            526,182
Taxes, other than income taxes                                         1,139,127          1,121,843          1,179,796
Income taxes (Notes A and L)                                             464,553            317,790            399,716
----------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                               8,506,489          8,415,255          6,471,524
----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                       1,127,473          1,016,136          1,019,799
----------------------------------------------------------------------------------------------------------------------
OTHER INCOME (DEDUCTIONS)
Investment income (Note A)                                                 9,435              8,476             14,842
Allowance for equity funds used during construction (Note A)               1,281              1,299              3,810
Other income less miscellaneous deductions                               (33,396)           (32,660)           (13,571)
Income taxes (Notes A and L)                                              21,922             10,622             26,891
----------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                             (758)           (12,263)            31,972
----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                         1,126,715          1,003,873          1,051,771
----------------------------------------------------------------------------------------------------------------------
Interest on long-term debt                                               396,948            363,994            319,393
Other interest                                                            41,823             49,527             20,065
Allowance for borrowed funds used during construction (Note A)            (7,891)            (6,076)            (1,895)
----------------------------------------------------------------------------------------------------------------------
NET INTEREST CHARGES                                                     430,880            407,445            337,563
----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                         $     695,835      $     596,428      $     714,208
----------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDEND REQUIREMENTS                                     13,593             13,593             13,593
----------------------------------------------------------------------------------------------------------------------
NET INCOME FOR COMMON STOCK                                        $     682,242      $     582,835      $     700,615
----------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE - BASIC                                  $        3.22      $        2.75      $        3.14
----------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE - DILUTED                                $        3.21      $        2.74      $        3.13
----------------------------------------------------------------------------------------------------------------------
AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC                         212,146,750        212,186,412        223,442,315
----------------------------------------------------------------------------------------------------------------------
AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED                       212,919,524        212,417,885        223,890,546
----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS     CONSOLIDATED EDISON, INC.


YEAR ENDED DECEMBER 31 (THOUSANDS OF DOLLARS)                     2001            2000             1999
-------------------------------------------------------------------------------------------------------
Balance, January 1                                         $ 5,040,931     $ 4,921,089      $ 4,700,500
Less: Stock options exercised                                    5,430           1,026            1,922
Orange & Rockland purchase accounting adjustment                    --             (46)              51
Net income for the year                                        695,835         596,428          714,208
-------------------------------------------------------------------------------------------------------
TOTAL                                                        5,731,336       5,516,445        5,412,837
-------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED ON CAPITAL STOCK
Cumulative Preferred, at required annual rates                  13,593          13,593           13,593
Common, $2.20, $2.18 and $2.14 per share, respectively         466,726         461,921          478,155
-------------------------------------------------------------------------------------------------------
TOTAL DIVIDENDS DECLARED                                       480,319         475,514          491,748
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                       $ 5,251,017     $ 5,040,931      $ 4,921,089
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME     CONSOLIDATED EDISON, INC.


YEAR ENDED DECEMBER 31 (THOUSANDS OF DOLLARS)                                                      2001           2000          1999
------------------------------------------------------------------------------------------------------------------------------------
Net Income For Common Stock                                                                   $ 682,242      $ 582,835     $ 700,615
Other Comprehensive income/(loss), net of taxes
       Investment in marketable equity securities, net of $703 and $454 taxes in
          2001 and 2000, respectively                                                              (808)          (843)           --
       Minimum pension liability adjustments, net of $1,580 and $703 taxes in 2001
          and 2000, respectively                                                                 (2,095)        (1,304)           --
       Unrealized (losses)/gains on derivatives qualified as hedges due to cumulative effect of a change in accounting principle,
              net of $5,635 taxes                                                                (8,002)            --            --
       Unrealized (losses)/gains on derivatives qualified as hedges, net of $21,901 taxes       (31,191)            --            --
       Reclassification adjustment for gains/(losses) included in net income,
              net of $10,291 taxes                                                               14,807             --            --
------------------------------------------------------------------------------------------------------------------------------------
Total Other Comprehensive income/(loss), net of taxes                                           (27,289)        (2,147)           --
------------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                                          $ 654,953      $ 580,688     $ 700,615
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS     CONSOLIDATED EDISON, INC.


YEAR ENDED DECEMBER 31 (THOUSANDS OF DOLLARS)                                               2001           2000           1999
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                           $   695,835    $   596,428    $   714,208
PRINCIPAL NON-CASH CHARGES (CREDITS) TO INCOME
Depreciation and amortization                                                            526,235        586,407        526,182
Deferred income tax (excluding taxes resulting from divestiture of plant)                  5,629        177,736         41,784
Common equity component of allowance for funds used during construction                   (1,281)        (1,299)        (3,810)
Accrued pension costs                                                                   (259,107)      (201,666)       (34,803)
Other non-cash charges                                                                    37,815         18,448         42,050
CHANGES IN ASSETS AND LIABILITIES NET OF EFFECTS OF DIVESTITURE OF UTILITY PLANTS,
    PURCHASE OF THE LAKEWOOD PROJECT AND PURCHASE OF ORANGE AND ROCKLAND
    UTILITIES IN 2001, 2000 AND 1999, RESPECTIVELY
Accounts receivable -- customer, less allowance for uncollectibles                       296,611       (262,799)       (66,371)
Materials and supplies, including fuel and gas in storage                                (20,086)       (19,980)        56,554
Prepayments, other receivables and other current assets                                  119,325       (131,203)       (37,588)
Deferred recoverable energy costs                                                        130,231       (221,804)       (57,692)
Cost of removal less salvage                                                            (101,163)      (130,590)       (71,451)
Accounts payable                                                                        (353,601)       402,861        167,598
Other -- net                                                                             273,528        204,895        (56,449)
------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                                               1,349,971      1,017,434      1,220,212
------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES INCLUDING CONSTRUCTION
Utility construction expenditures                                                     (1,103,823)    (1,002,607)      (679,486)
Common equity component of allowance for funds used during construction                    1,281          1,299          3,810
Nuclear fuel expenditures                                                                 (6,111)       (27,357)       (16,537)
Contributions to nuclear decommissioning trust                                           (89,185)       (21,301)       (21,301)
Payment for purchase of Orange and Rockland, net of cash and cash equivalents                 --             --       (509,083)
Payment for purchase of the Lakewood Project, net of cash and cash equivalents                --        (98,090)            --
Divestiture of utility plants (net of federal income tax)                                671,473             --      1,138,750
Investments by unregulated subsidiaries                                                 (195,664)       (19,309)      (101,953)
Demolition and remediation costs for First Avenue properties                              (2,398)      (101,935)            --
Deposit received from sale of First Avenue properties                                         --         50,000             --
------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS USED IN INVESTING ACTIVITIES INCLUDING CONSTRUCTION                      (724,427)    (1,219,300)      (185,800)
------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES INCLUDING DIVIDENDS
Repurchase of common stock                                                                    --        (68,531)      (817,399)
Net proceeds from short-term debt                                                         39,720       (265,031)       430,196
Issuance of long-term debt                                                               722,600      1,030,000        767,689
Retirement of long-term debt                                                            (309,590)      (403,230)      (225,000)
Advance refunding of preferred stock and long-term debt                                 (328,150)            --       (300,000)
Issuance and refunding costs                                                             (23,218)        (5,468)       (16,440)
Common stock dividends                                                                  (466,962)      (462,503)      (477,110)
Preferred stock dividends                                                                (13,593)       (13,593)       (13,593)
------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS USED IN FINANCING ACTIVITIES INCLUDING DIVIDENDS                         (379,193)      (188,356)      (651,657)
------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS:
------------------------------------------------------------------------------------------------------------------------------
NET CHANGE FOR THE PERIOD                                                                246,351       (390,222)       382,755
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD                                                       $    94,828    $   485,050    $   102,295
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF PERIOD                                                             $   341,179    $    94,828    $   485,050
------------------------------------------------------------------------------------------------------------------------------
LESS:  RESTRICTED CASH                                                                    69,823             --             --
BALANCE: UNRESTRICTED CASH AND TEMPORARY CASH INVESTMENTS                            $   271,356    $    94,828    $   485,050
------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
         Interest                                                                    $   390,677    $   351,165    $   321,785
         Income taxes                                                                    217,175        136,573        846,559
Business Acquisitions
         Assets                                                                      $        --    $   225,462    $ 1,009,049
         Purchase price in excess of net assets acquired                                      --         66,336        436,725
------------------------------------------------------------------------------------------------------------------------------
              Total assets                                                                    --        291,798      1,445,774
------------------------------------------------------------------------------------------------------------------------------
         Long-term debt, minority interest and liability assumed                              --        193,708        936,691
------------------------------------------------------------------------------------------------------------------------------
              Net cash used to acquire                                               $        --    $    98,090    $   509,083
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CAPITALIZATION     CONSOLIDATED EDISON, INC.


YEAR ENDED DECEMBER 31 (THOUSANDS OF DOLLARS)                                                                  2001           2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             Shares outstanding
                                                                      --------------------------------
                                                                          December 31,    December 31,
                                                                               2001          2000
                                                                      --------------------------------
COMMON SHAREHOLDERS' EQUITY (NOTE B)
Common stock, $.10 value, authorized 500,000,000 shares                     212,146,750   212,027,131   $ 1,482,341    $ 1,482,341
Retained earnings                                                                                         5,251,017      5,040,931
Treasury stock, at cost; 23,230,850 shares and 23,460,963
  shares in 2001 and 2000, respectively at December 31, 2001 and 2000                                    (1,002,107)    (1,012,919)
Capital stock expense                                                                                       (35,547)       (35,817)
Accumulated other comprehensive income
     Investment in marketable equity securities, net of $703
            and $454 taxes in 2001 and 2000, respectively                                                    (1,651)          (843)
     Minimum pension liability adjustments, net of $1,580 and $703
            taxes in 2001 and 2000, respectively                                                             (3,399)        (1,304)
     Unrealized (losses)/gains on derivatives qualified as hedges arising during the period due to cumulative effect of a change in
            accounting principles, net of $5,635 taxes                                                       (8,002)            --
     Unrealized (losses)/gains on derivatives qualified as hedges, net
            of $21,901 taxes                                                                                (31,191)            --
     Reclassification adjustment for gains/(losses) included in net
            income, net of $10,291 taxes                                                                     14,807             --
-----------------------------------------------------------------------------------------------------------------------------------
Total other comprehensive income/(loss), net of taxes                                                       (29,436)        (2,147)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                                                         5,666,268      5,472,389
-----------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK (NOTE B)
Subject to mandatory redemption
Cumulative Preferred, $100 par value,
   6-1/8% Series J                                                              370,500       370,500        37,050         37,050
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL SUBJECT TO MANDATORY REDEMPTION                                                                        37,050         37,050
-----------------------------------------------------------------------------------------------------------------------------------
OTHER PREFERRED STOCK
$5 Cumulative Preferred, without par value,
   authorized 1,915,319 shares                                                1,915,319     1,915,319       175,000        175,000
Cumulative Preferred, $100 par value,
   authorized 6,000,000 shares*
   4.65% Series C                                                               153,296       153,296        15,330         15,330
   4.65% Series D                                                               222,330       222,330        22,233         22,233
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER PREFERRED STOCK                                                                                 212,563        212,563
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL PREFERRED STOCK                                                                                   $   249,613    $   249,613
-----------------------------------------------------------------------------------------------------------------------------------

* Represents total authorized shares of cumulative preferred stock, $100 par value, including preferred stock subject to mandatory redemption.

CONSOLIDATED STATEMENT OF CAPITALIZATION     CONSOLIDATED EDISON, INC.
                                             (CONTINUED)


AT DECEMBER 31 (THOUSANDS OF DOLLARS)                                                               2001               2000
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt (Note B)
Maturity                Interest Rate            Series
------------------------------------------------------------------------------------------------------------------------------------
Debentures:
2001                    6-1/2                    1993B                                     $           -       $    150,000
2001                    3.25                     1996B                                                 -            150,000
2002                    6-5/8                    1993C                                           150,000            150,000
2002                    4.72*                    1997A                                           150,000            150,000
2003                    6-3/8                    1993D                                           150,000            150,000
2003                    6.56                     1993D                                            35,000             35,000
2004                    7-5/8                    1992B                                           150,000            150,000
2005                    6-5/8                    1995A                                           100,000            100,000
2005                    6-5/8                    2000C                                           350,000            350,000
2007                    6.45                     1997B                                           330,000            330,000
2007                    7-1/8                    1997J                                            20,000             20,000
2008                    6-1/4                    1998A                                           180,000            180,000
2008                    6.15                     1998C                                           100,000            100,000
2009                    7.15                     1999B                                           200,000            200,000
2010                    8-1/8                    2000A                                           325,000            325,000
2010                    7-1/2                    2000A                                            55,000             55,000
2010                    7-1/2                    2000B                                           300,000            300,000
2023                    7-1/2                    1993G                                           380,000            380,000
2026                    7-3/4                    1996A                                           100,000            100,000
2027                    6-1/2                    1997F                                            80,000             80,000
2028                    7.1                      1998D                                           105,000            105,000
2028                    6.9                      1998D                                            75,000             75,000
2029                    7-1/8                    1994A                                           150,000            150,000
2029                    7.0                      1999G                                            45,000             45,000
2039                    7.35                     1999A                                           275,000            275,000
2041                    7-1/2                    2001A                                           400,000                  -
------------------------------------------------------------------------------------------------------------------------------------
Total debentures                                                                               4,205,000          4,105,000
------------------------------------------------------------------------------------------------------------------------------------
Tax-exempt debt - notes issued to New York State Energy Research and Development Authority for Facilities Revenue Bonds:
2014                    6.09                     1994**                                           55,000             55,000
2015                    4.21                     1995**                                           44,000             44,000
2020                    5-1/4                    1993B                                           127,715            127,715
2020                    6.10                     1995A                                           128,285            128,285
2022                    5-3/8                    1993C                                            19,760             19,760
2026                    7-1/2                    1991A                                                 -            128,150
2027                    6-3/4                    1992A                                                 -            100,000
2027                    6-3/8                    1992B                                                 -            100,000
2028                    6.00                     1993A                                           101,000            101,000
2029                    7-1/8                    1994A                                           100,000            100,000
2034                    2.74*                    1999A                                           292,700            292,700
2036                    1.95*                    2001A                                           224,600                  -
2036                    1.81*                    2001B                                            98,000                  -
------------------------------------------------------------------------------------------------------------------------------------
Total tax-exempt debt                                                                          1,191,060          1,196,610
------------------------------------------------------------------------------------------------------------------------------------
Subordinated deferrable interest debentures:
2031                    7-3/4                    1996A                                           275,000            275,000
------------------------------------------------------------------------------------------------------------------------------------
Other long-term debt                                                                             167,845            177,440
Unamortized debt discount                                                                        (26,738)           (29,051)
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          5,812,167          5,724,999
Less: long-term debt due within one year                                                         310,950            309,590
------------------------------------------------------------------------------------------------------------------------------------
Total long-term debt                                                                           5,501,217          5,415,409
------------------------------------------------------------------------------------------------------------------------------------
Total capitalization                                                                       $  11,417,098       $ 11,137,411
------------------------------------------------------------------------------------------------------------------------------------

* Rates reset weekly, quarterly or by auction held every 35 days; December 31, 2001 rates shown.
**    Issued for O&R pollution control financing.

      The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These notes form an integral part of the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and its subsidiaries.

CON EDISON

Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility that provides electric service to over 3.1 million customers and gas service to over 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Orange and Rockland Utilities, Inc. (O&R), a regulated utility that Con Edison acquired in July 1999 (see Note K), provides electric service to over 280,000 customers and gas service to over 120,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

Con Edison has four unregulated subsidiaries: Consolidated Edison Solutions, Inc. (Con Edison Solutions), a retail energy services company that sells electricity and gas to delivery customers of utilities, including Con Edison of New York and O&R; Consolidated Edison Energy, Inc. (Con Edison Energy), a wholesale energy supply company that enters into derivative financial and commodity instruments as part of its energy trading activities; Consolidated Edison Development, Inc. (Con Edison Development), a company that develops generating projects; and Con Edison Communications LLC (Con Edison Communications), a company which builds and operates fiber optic networks to provide wholesale telecommunications services. The unregulated subsidiaries participate in competitive energy supply and services businesses that are subject to different risks than those found in the businesses of the regulated utility subsidiaries.

NOTE A     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION Con Edison's consolidated financial statements include the accounts of Con Edison and its consolidated subsidiaries, including the regulated utilities, Con Edison of New York and O&R. Intercompany transactions have been eliminated.

ACCOUNTING POLICIES The accounting policies of Con Edison and its subsidiaries conform to accounting principles generally accepted in the United States of America. For regulated public utilities, like Con Edison of New York and O&R, accounting principles generally accepted in the United States include the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, the accounting requirements and rate-making practices of the Federal Energy Regulatory Commission (FERC) and their state public utility commissions.

The standards in SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of the FASB Statement No. 71," have been applied to Con Edison's electric supply business, including electric generating assets and non-utility generators (NUG) contracts and related regulatory assets and liabilities (the Deregulated Business), which was deregulated as a result of the Restructuring Agreement (defined below). The application of SFAS No. 101 to the

Deregulated Business had no material effect on the financial position or results of operations of Con Edison. No loss has been recognized in income in connection with generation divestiture (see Note I), the NUG contracts (see Note H) or deferred charges (regulatory assets - principally relating to future federal income taxes) and deferred credits (regulatory liabilities) relating to the Deregulated Business. Recovery of Con Edison of New York's loss on the sale of its nuclear generating unit, its costs under NUG contracts and regulatory assets net of regulatory liabilities is probable under the Restructuring Agreement.

RATE AND RESTRUCTURING AGREEMENTS In September 1997 the New York State Public Service Commission (NYPSC) approved a restructuring agreement between Con Edison of New York, the NYPSC staff and certain other parties (the Restructuring Agreement). The Restructuring Agreement provided for a transition to a competitive electric market through the development of a "retail access" plan, a rate plan for the period ending March 31, 2002, a reasonable opportunity for recovery of "strandable costs" and the divestiture of electric generation capacity by Con Edison of New York.

At December 31, 2001, approximately 145,000 Con Edison of New York customers representing approximately 20 percent of aggregate customer load were purchasing electricity from other suppliers under the electric Retail Choice program (which is available to all of Con Edison of New York's electric customers). Con Edison of New York delivers electricity to customers in this program through its regulated transmission and distribution systems. In general Con Edison of New York's delivery rates for Retail Choice customers are equal to the rates applicable to other comparable Con Edison of New York customers, less an amount reflecting costs otherwise associated with supplying customers with energy and capacity.

Pursuant to the Restructuring Agreement, Con Edison of New York reduced electric rates, on an annual basis, by $129 million in 1998, $80 million in April 1999, $103 million in April 2000 and $209 million in April 2001. The 2001 rate reduction excludes the divestiture of the nuclear generating facility and the Roseton plant. The effect in 2001 of the April 2001 decrease was partially offset by recognition in income of $36 million relating to rates for distributing electricity to customers of the New York Power Authority and $50 million (after tax) of deferred generation divestiture gain. See Note I.

Pursuant to the Restructuring Agreement, as amended by a July 1998 NYPSC order, Con Edison of New York has sold approximately 7,790 MW of the approximately 8,300 MW of generating capacity that it owned at the time the Restructuring Agreement was executed. See Note I.

In November 2000 the NYPSC approved an agreement (the 2000 Electric Rate Agreement) that revises and extends the rate plan provisions of the Restructuring Agreement. Pursuant to the 2000 Electric Rate Agreement, Con Edison of New York reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000, and further reduced electric rates, effective April 1, 2001, in accordance with the Restructuring Agreement (as discussed above).

In general under the 2000 Electric Rate Agreement, Con Edison of New York's base electric transmission and distribution rates will not otherwise be changed during the five-year period ending March 2005 except (i) with respect to certain changes in costs above anticipated annual levels resulting from legal or regulatory requirements, inflation in excess of a 4 percent annual rate, property tax changes and environmental cost increases or (ii) if the NYPSC determines that circumstances have occurred that either threaten Con Edison of New York's economic viability or ability to provide, or render Con Edison of New York's rate of return unreasonable for the provision of safe and adequate service.

Under the 2000 Electric Rate Agreement as approved by the NYPSC and as modified in December 2001, 35 percent of any earnings in each of the rate years ending March 2002 through 2005 in excess of a specified rate of return on electric common equity will be retained for shareholders and the balance will be applied for customer benefit through rate reductions or as otherwise determined by the NYPSC. There was no sharing of earnings for the rate year ending March 2001. The earnings threshold for the rate year ending March 2002 of 12.9 percent can be increased by 25 basis points if certain demand reductions and supply increases exceed targeted projections. The earnings threshold for rate years ending March 2003 through March 2005 of 11.75 percent can be increased by 50 basis points. The threshold will increase by 25 basis points if certain demand reductions and supply increases exceed targeted projections and by an additional 25 basis points if certain customer service and reliability objectives are achieved. Con Edison of New York could be required to pay up to $40 million annually in penalties if certain threshold service and reliability objectives are not achieved.

Con Edison of New York's potential electric strandable costs are those prior utility investments and commitments that may not be recoverable in a competitive electric supply market. Con Edison of New York is recovering these costs in the rates it charges all of its electric customers. The 2000 Electric Rate Agreement continues the stranded cost recovery provisions of the Restructuring Agreement, stating that Con Edison of New York "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments, under the parameters and during the time periods set forth therein."

The 2000 Electric Rate Agreement also continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in this Note A.

In 1997 the NYPSC approved a four-year O&R restructuring plan, pursuant to which O&R sold all of its generating assets made retail access available to all of its electric customers effective May 1, 1999 and reduced its electric rates by approximately $32.4 million through rate reductions implemented in December 1997 and 1998. In 1998 and 1999, similar plans for O&R's utility subsidiaries in Pennsylvania and New Jersey were approved by state regulators. The Pennsylvania plan provides for retail access for all customers effective May 1999. The New Jersey plan provides for rate reductions of $6.8 million effective August 1999, an additional reduction of $2.7 million effective January 2001 and a final reduction of $6.2 million effective August 2002.

In accordance with the April 1999 NYPSC order approving Con Edison's acquisition of O&R, Con Edison of New York has reduced its annual electric and gas rates by approximately $12 million and $2 million, respectively, and O&R has reduced its electric rates by $6.1 million and its gas rates by approximately $1.1 million.

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

Under the new agreement, the level above which Con Edison of New York shared with customers 50 percent of earnings was increased from a 13 percent to a 14 percent rate of return on gas common equity. In addition customer bills were reduced by $20 million during the January through March 2001 period. Approximately $22.6 million that normally would be credited to customers over various annual periods was credited during the four-month period ending March

2001, and $19 million of charges to customers resulting from the reconciliation of actual gas costs to amounts included in rates that were scheduled to be billed to customers beginning December 2000 instead were billed to customers beginning April 2001.

Under the new agreement, Con Edison of New York also reduced firm transportation customer bills by a retail choice credit and implemented other programs designed to increase customer and marketer participation in Con Edison of New York's gas Retail Choice program, the net costs of which are to be recovered by reducing credits otherwise due customers or deferred for future recovery from customers.

On February 15, 2002, Con Edison of New York, the Staff of the NYPSC and several other participants in the current Con Edison of New York gas rate proceeding, submitted to the NYPSC for approval a settlement of various gas rate and restructuring issues for the three-year period ending September 30, 2004. The rate agreement reduces retail sales and transportation rates by approximately $25 million, on an annual basis.

In November 2000 the NYPSC also approved a gas rate settlement agreement between O&R, the NYPSC staff, and certain other parties covering the three-year period November 2000 through October 2003. With limited exceptions, the agreement provides for no changes to base rates. O&R will be permitted to retain $18.1 million of deferred credits that otherwise would have been credited to customers.

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties, which provided for a $16.6 million steam rate increase in October 2000 and, with limited exceptions, no further changes in steam rates prior to October 2004. Con Edison of New York is required to share with customers 50 percent of any earnings for any rate year covered by the agreement in excess of a specified rate of return on steam common equity (11.0 percent for the first rate year, the 12-month period ended September 2001;
10.5 percent thereafter if the re-powering of Con Edison of New York's East River steam-electric generating plant is not completed). A rate moderation mechanism will permit Con Edison of New York to defer a portion of the revenues collected in the first two rate years attributable to the rate increase and recognize such deferrals in income during the last two rate years.

Under the steam rate agreement, upon completion of the East River re-powering project, the net benefits of the project (including the net after-tax gain from the sale of a nine-acre development site in mid-town Manhattan along the East River) allocable to steam operations will inure to the benefit of steam customers.

The agreement continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased steam and fuel costs and requires Con Edison of New York to develop a strategy for hedging price variations for a portion of the steam produced each year.

UTILITY PLANT AND DEPRECIATION Utility plant is stated at original cost. The capitalized cost of additions to utility plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction (AFDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired. The cost of repairs and maintenance is charged to expense, and the cost of betterments is capitalized.

Rates used for AFDC include the cost of borrowed funds and a reasonable rate on Con Edison of New York's own funds when so used, determined in accordance with NYPSC and FERC regulations. The AFDC rate was 6.8 percent in 2001, 7.2 percent in 2000 and 9.1 percent in

1999. The rate was compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges.

Con Edison's utility subsidiaries generally compute annual charges for depreciation using the straight-line method for financial statement purposes, with rates based on average lives and net salvage factors. Con Edison's regulated utility depreciation rates averaged approximately 3.1 percent in 2001,
3.6 percent in 2000 and 3.4 percent in 1999.

REVENUES Con Edison's utility subsidiaries recognize revenues for electric, gas and steam service on a monthly billing cycle basis. O&R accrues revenues at the end of each month for estimated energy usage not yet billed to customers, while Con Edison of New York does not accrue such revenues. Con Edison of New York defers for refund to firm gas sales and transportation customers over a 12-month period all net interruptible gas revenues not authorized by the NYPSC to be retained by Con Edison of New York.

RECOVERABLE ENERGY COSTS Con Edison's utility subsidiaries generally recover all of their prudently incurred fuel, purchased power and gas costs, including hedging gains and losses, in accordance with rate provisions approved by their state public utility commissions. For Con Edison of New York, the provision also includes a $35 million annual incentive or penalty ($25 million effective April 1, 2002) relating to electricity costs. If the actual energy costs for a given month are more or less than amounts billed to customers for that month, the difference is recoverable from or refundable to customers. Differences between actual and billed energy costs are generally deferred for charge or refund to customers during the next billing cycle (normally within one or two months). At December 31, 2001, Con Edison of New York had deferred $92.5 million of New York Independent System Operator (NYISO) refunds for purchased power. Any reconciliation to actual supply by NYISO will be recoverable from or refundable to customers. At December 31, 2001, Con Edison's New Jersey utility subsidiary, Rockland Electric Company, had deferred $76.7 million of such costs for charge to customers in the manner and at such time as is to be determined by the New Jersey Board of Public Utilities.

TEMPORARY CASH INVESTMENTS Temporary cash investments are short-term, highly liquid investments that generally have maturities of three months or less. They are stated at cost, which approximates market. Con Edison considers temporary cash investments to be cash equivalents.

INVESTMENTS For 2001 and 2000, investments consisted primarily of the investments of Con Edison's unregulated subsidiaries, which are recorded either at cost or using the equity method. Investments in 2000 also included the external nuclear decommissioning trust fund, which was transferred in connection with the sale of Con Edison of New York's nuclear generating unit. See Note I.

GUARANTEES OF SUBSIDIARY OBLIGATIONS Con Edison has guaranteed certain obligations of its subsidiaries. These guarantees, which had maximum limits totaling $1.1 billion and $683 million at December 31, 2001 and 2000, respectively, relate primarily to certain obligations of Con Edison Development (See Note J) and obligations of up to $484 million in 2001 and $263 million in 2000 under power purchase and sales agreements entered into by Con Edison Solutions and Con Edison Energy. As of December 31, 2001, a total of $456.2 million of underlying obligations to which the guarantees relate were outstanding, of which, $52.4 million, representing accounts payable and mark-to-market contract positions, was included in the consolidated balance sheet. Con Edison does not expect to incur losses as a result of these guarantees.

NEW FINANCIAL ACCOUNTING STANDARDS During 2001 the FASB issued four new accounting standards: SFAS No. 141, "Business Combinations," SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

SFAS No. 141 requires that all business combinations initiated after June 30, 2001 use the purchase method of accounting, which includes recognition of goodwill. The application of SFAS No. 141 had no effect on Con Edison's consolidated financial statements.

SFAS No. 142, which Con Edison adopted on January 1, 2002, provides that goodwill (i.e., the excess of cost over the fair value of assets of businesses acquired) and intangible assets with indefinite useful lives shall no longer be subject to amortization. Con Edison's intangible assets relate to certain Con Edison Development power purchase and transmission rights agreements. Con Edison's amortization expense in 2001 for goodwill was $11.1 million and for intangible assets was $5.9 million. Under SFAS No. 142, Con Edison will continue to amortize the intangible assets relating to the power purchase agreement on a straight-line basis over its 25-year contract period but will cease amortizing goodwill and the indefinite lived intangible asset relating to the transmission rights agreement. As a result net income for common stock in 2002 will be $11.9 million ($0.06 per share) more than it would have been had Con Edison continued to amortize its goodwill and its indefinite lived intangible asset. In accordance with SFAS No. 142, Con Edison will in 2002, and thereafter as required by SFAS No. 142, review its goodwill and intangible assets for impairment. If determined in 2002 to be impaired, goodwill or the intangible assets will be reduced to their fair value and an impairment charge will be reflected as a cumulative effect of a change in accounting principle. Following 2002 any such charge would be recognized in income.

SFAS No. 143, which Con Edison is required to adopt on January 1, 2003, requires entities to record the fair value of a liability associated with an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related asset. The liability is increased to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon retirement of the asset, the entity settles the obligation for the amount recorded or incurs a gain or loss. Con Edison has not yet determined the effect of this standard on its consolidated financial statements.

SFAS No. 144, which Con Edison adopted on January 1, 2002, replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 requires that long-lived assets be measured at the lower of book value or fair value less cost to sell. The standard also broadens the reporting of discontinued operations. Con Edison does not expect the application of this standard to have a significant effect on its financial position or results of operations.

FEDERAL INCOME TAX In accordance with SFAS No. 109, "Accounting for Income Taxes," Con Edison's utility subsidiaries have recorded an accumulated deferred federal income tax liability for substantially all temporary differences between the book and tax bases of assets and liabilities at current tax rates. In accordance with rate agreements, the utility subsidiaries have recovered amounts from customers for a portion of the tax expense they will pay in the future as a result of the reversal or "turn-around" of these temporary differences. As to the remaining temporary differences, in accordance with SFAS No. 71, the utility subsidiaries have established regulatory assets for the net revenue requirements to be recovered from customers for the related future tax expense. See Note L. In 1993 the NYPSC issued a Policy Statement proposing accounting procedures consistent with SFAS No. 109 and providing assurances that these future increases in taxes will be recoverable in rates.

Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction to future federal income tax expense.

Con Edison and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to each company based on its taxable income.

STATE INCOME TAX The New York State tax laws applicable to utility companies were changed effective January 1, 2000. Certain revenue-based taxes were repealed or reduced and replaced by a net income-based tax. In June 2001 the NYPSC issued its final Order relating to the tax law changes. It authorized each utility to use deferral accounting to record the difference between taxes being collected and the tax expense resulting from the tax law changes, until those changes are incorporated in base rates.

RESEARCH AND DEVELOPMENT COSTS Research and development costs relating to specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 2001, 2000 and 1999 amounting to $14.0 million, $14.1 million and $12.4 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

RECLASSIFICATION Certain prior year amounts have been reclassified to conform with the current year presentation.

EARNINGS PER COMMON SHARE In accordance with SFAS No. 128, "Earnings per Share," Con Edison presents basic and diluted earnings per share on the face of the Consolidated Income Statement. Basic earnings per share (EPS) is calculated by dividing earnings available to common shareholders ("Net income applicable to common stock" on the Consolidated Income Statement) by the weighted average number of common shares outstanding during the period. In the calculation of diluted EPS, weighted average shares outstanding are increased for additional shares that would be outstanding if potentially dilutive securities were converted to common stock.

Potentially dilutive securities for Con Edison consist of stock options whose exercise price is less than the average market price of the common shares during the reporting period. These options were granted under the Stock Option Plan (see Note M). Additionally awards of restricted stock are included in the diluted earnings per share calculation.

Shown below is a reconciliation of the numerator and denominator used in the basic and diluted EPS calculations.


                                                                  Twelve Months Ended
                                                                     December 31,
                                                                     ------------
                                                         2001             2000           1999
                                                         ----             ----           ----
(Millions of Dollars - except share data)
   (Thousands of Shares)

Net income                                         $     695.8     $     596.4     $     714.2
   Less: Preferred stock dividend requirements            13.6            13.6            13.6
Net income applicable to common stock
   (Numerator for basic and diluted EPS)           $     682.2     $     582.8     $     700.6


Number of shares on which basic EPS is
   Calculated                                          212,147         212,186         223,442

Add - Incremental shares attributable to
   effect of dilutive securities                           773             232             449

Number of shares on which diluted
    EPS is calculated                                  212,920         212,418         223,891

Basic EPS                                          $      3.22     $      2.75     $      3.14

Diluted EPS                                        $      3.21     $      2.74     $      3.13

Stock options to purchase 5.33 million, 4.67 million and 3.04 million common shares for the year ending December 31, 2001, 2000 and 1999 were not included in the respective period's computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common shares.

ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B     CAPITALIZATION

CAPITALIZATION OF CON EDISON Con Edison's outstanding capitalization, on a consolidated basis, consists of its common shareholders' equity and the outstanding preferred stock and long-term debt of its subsidiaries. Con Edison's authorized capitalization also includes six million authorized, but unissued, Preferred Shares, $1.00 par value.

PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION Con Edison of New York has the option to redeem its $5 cumulative preferred stock at $105 and its cumulative preferred stock,

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Series C and Series D, at a price of $101 per share (in each case, plus accrued and unpaid dividends).

PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION Con Edison of New York is required to redeem its cumulative preferred stock, Series J shares, on August 1, 2002. The redemption price is $100 per share (plus accrued and unpaid dividends). Series J shares may not be called for redemption while dividends are in arrears on outstanding shares of $5 cumulative preferred stock or other cumulative preferred stock.

DIVIDENDS Dividends on Con Edison's common shares depend primarily on the dividends and other distributions that Con Edison of New York and Con Edison's other subsidiaries pay to Con Edison, and the capital requirements of Con Edison and its subsidiaries. Under Con Edison of New York's Restructuring Agreement, the dividends that it may pay are limited to not more than 100 percent of its income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction also does not apply to dividends paid in order to transfer to Con Edison proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison of New York's equity ratio to a level appropriate to its business risk.

Payment of Con Edison of New York's common stock dividends to Con Edison is subject to certain additional restrictions. No dividends may be paid, or funds set apart for payment, on Con Edison of New York's common stock until all dividends accrued on the $5 cumulative preferred stock and other cumulative preferred stock have been paid, or declared and set apart for payment, and unless Con Edison of New York is not in arrears on its mandatory redemption obligation for the Series J cumulative preferred stock. No dividends may be paid on any of Con Edison of New York's capital stock during any period in which Con Edison of New York has deferred payment of interest on its subordinated deferrable interest debentures.

LONG-TERM DEBT Long-term debt maturing in the period 2002-2006 is as follows:


(Millions of Dollars)
--------------------------------------------------------------------------------
2002                                                               $311
2003                                                                185
2004                                                                150
2005                                                                450
2006                                                                 -
--------------------------------------------------------------------------------

Long-term debt includes the note issued by Con Edison of New York to the New York State Energy Research and Development Authority for the net proceeds of the Authority's $224.6 million aggregate principal amount of Facilities Revenue Bonds, Series 2001 A. The interest rate determination method for this debt is subject to change in accordance with the related indenture, and the debt currently bears interest at a weekly rate determined by its remarketing agent. While the debt bears interest at a weekly rate, it is subject to optional and, in certain circumstances, mandatory tender for purchases by Con Edison of New York.

Long-term debt includes notes issued by O&R to the New York State Energy Research and Development Authority for the net proceeds of the Authority's $55 million aggregate principal amount of 1994 Series and $44 million aggregate principal amount of 1995 Series Pollution Control Refunding Revenue Bonds. The interest rate determination method for this debt is subject to change in accordance with the related indenture, and the debt currently bears interest at a weekly rate determined by its remarketing agent. While the debt bears interest at a weekly rate, it is subject to optional and, in certain circumstances, mandatory tender for purchase by O&R.

Long-term debt is stated at cost, which, as of December 31, 2001, approximates fair value (estimated based on current rates for debt of the same remaining maturities).

NOTE C     SHORT TERM BORROWING

At December 31, 2001, Con Edison and its utility subsidiaries had commercial paper programs, under which short-term borrowings are made at prevailing market rates, totaling $950 million. These programs are supported by revolving credit agreements with banks. At December 31, 2001, $159.0 million, at a weighted average interest rate of 2.02 percent, was outstanding under Con Edison's $350 million program; no commercial paper was outstanding under Con Edison of New York's $500 million program; and $16.6 million, at a weighted average interest rate of 1.90 percent, was outstanding under O&R's $100 million program. Con Edison of New York changes the amount of its program from time to time, subject to a $1 billion FERC-authorized limit.

Bank commitments under the revolving credit agreements total $950 million, of which $775 million expires in late 2002 (by which time renewal is expected). The commitments may terminate upon a change of control of Con Edison, and borrowings under the agreements are subject to certain conditions, including that the ratio (calculated in accordance with the agreements) of debt to total capital of the borrower not at any time exceed 0.65 to 1. At December 31, 2001, this ratio was
0.52 to 1 for Con Edison, 0.52 to 1 for Con Edison of New York and 0.51 to 1 for O&R. Borrowings under the agreements are not subject to maintenance of credit rating levels. The fees charged for the revolving credit facilities and borrowings under the agreements reflect the credit ratings of Con Edison of New York.

During 2001 Con Edison also made short-term borrowings from an affiliate of the lessor of the Newington Project. See Note J. The average daily outstanding amount of such short-term borrowing was $59.9 million at an average interest rate of 4.9 percent. At December 31, 2001, $49.2 million was outstanding at an interest rate of 4.2 percent.

In 2001 Con Edison Development used special-purpose entities to arrange for short term financing of electric generating projects. At December 31, 2001, approximately $119.3 million of such financing was outstanding, for which Con Edison had deposited $69.8 million into an escrow account in order to secure payment. The company expects that this financing will be repaid, and the restricted cash returned to Con Edison in 2002.

NOTE D     PENSION BENEFITS

Con Edison provides non-contributory pension benefits that cover substantially all employees of Con Edison of New York and O&R and certain employees of other Con Edison subsidiaries. The plan is designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA).

Investment gains and losses are fully recognized in expense over a 15-year period (13 years for O&R in 1999 and 2000). Other actuarial gains and losses are fully recognized in expense over a 10- year period.

Con Edison offered a special retirement program in 1999 providing enhanced pension benefits for those employees who met specified eligibility requirements and retired within specific time limits. These incentives fall within the category of special termination benefits and curtailments as described in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of

Defined Benefit Pension Plans and for Termination Benefits." The increase in pension obligations as a result of these programs amounted to $49.7 million. For Con Edison of New York, the Agreement provided that $15 million of this amount would be expensed in 2000 and the remaining $30 million would be recorded as a regulatory asset and amortized over a 15-year period beginning in October 2000. For O&R pension costs for 1999 reflect the impact of the sale of its generating assets. Due to the relatively high number of employees for whom benefits ceased to be accrued as a result of this event, a curtailment charge of $4.7 million was recognized. A portion of this curtailment charge was recorded as a regulatory asset in accordance with SFAS No. 71 and a portion was expensed.

The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic pension cost. Under such accounting O&R's accrued pension liability was adjusted to recognize all previously unrecognized gains and losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 87, "Employers' Accounting for Pensions." A portion of these adjustments was recorded as a regulatory liability in accordance with SFAS No. 71 and a portion was expensed.

O&R is currently allowed to recover in rates pension costs recognized under SFAS No. 87. In accordance with the provisions of SFAS No. 71, Con Edison of New York defers for future recovery any difference between expenses recognized under SFAS No. 87 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

The components of Con Edison of New York and O&R's net periodic pension costs for 2001, 2000 and 1999 were as follows:


(Millions of Dollars)                                          2001        2000        1999
--------------------------------------------------------------------------------------------
Service cost - including administrative                    $   95.3    $   90.0    $  110.9
expenses
Interest cost on projected benefit obligation                 425.2       408.7       378.4
Expected return on plan assets                               (657.4)     (565.7)     (505.6)
Amortization of net actuarial (gain)                         (193.9)     (186.1)      (92.8)
Amortization of prior service cost                             13.6        10.5        12.6
Amortization of transition obligation                           3.0         3.0         2.5
Recognition of curtailment and termination
benefits                                                       --          --          11.9
Recognition of purchase accounting                             --          --         (29.6)
--------------------------------------------------------------------------------------------
Net periodic pension cost                                    (314.2)     (239.6)     (111.7)
--------------------------------------------------------------------------------------------
Amortization of regulatory asset*                               4.2        17.7         2.2
--------------------------------------------------------------------------------------------
Total pension cost                                         $ (310.0)   $ (221.9)   $ (109.5)
--------------------------------------------------------------------------------------------
Cost capitalized                                              (61.4)      (41.4)      (47.5)
Cost charged to operating expenses                         $ (248.6)   $ (180.5)   $  (62.0)
--------------------------------------------------------------------------------------------

* Relates to increases in Con Edison of New York's pension obligations of $33.3 million from a 1993 special retirement program and $45 million from a 1999 special retirement program.

The funded status at December 31, 2001, 2000 and 1999 was as follows:


(Millions of Dollars)                                            2001          2000         1999
-------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                    $  5,630.4    $  5,241.6    $  5,673.9
Service cost - excluding administrative expenses                 93.6          88.7         109.6
Interest cost on projected benefit obligation                   425.2         408.7         378.4
Plan amendments                                                   9.8          37.7           0.8
Net actuarial loss/(gain)                                        30.4         128.5        (705.4)
Termination benefits and curtailments                            --            --            49.7
Benefits paid                                                  (285.1)       (274.8)       (265.4)
-------------------------------------------------------------------------------------------------
Benefit obligation at end of year                          $  5,904.3    $  5,630.4    $  5,241.6
-------------------------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year             $  7,347.5    $  7,720.1    $  6,945.7
Actual return on plan assets                                   (406.6)        (84.7)      1,047.0
Employer contributions                                            3.7           4.7          13.0
Benefits paid                                                  (285.1)       (274.8)       (265.4)
Administrative expenses                                         (25.8)        (17.8)        (20.2)
-------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                   $  6,633.7    $  7,347.5    $  7,720.1
-------------------------------------------------------------------------------------------------

Funded status                                              $    729.4    $  1,717.1    $  2,478.5
Unrecognized net (gain)                                        (184.2)     (1,496.8)     (2,478.2)
Unrecognized prior service costs                                 95.9          99.8          72.5
Unrecognized net transition (asset)/liability at
   January 1, 1987*                                              (0.6)          2.4           5.3
-------------------------------------------------------------------------------------------------
   Net prepaid benefit cost                                $    640.5    $    322.5    $     78.1
-------------------------------------------------------------------------------------------------

* Being amortized over approximately 15 years.

The amounts recognized in the consolidated balance sheet at December 31, 2001, 2000 and 1999 were as follows:


(Millions of Dollars)                                            2001          2000          1999
-------------------------------------------------------------------------------------------------
Prepaid benefit cost                                       $    674.4    $    350.6    $    113.0
Accrued benefit liability                                       (40.2)        (37.1)        (34.9)
Intangible asset                                                  0.6           7.1          --
Accumulated other comprehensive income                            5.7           1.9          --
-------------------------------------------------------------------------------------------------
Net amount recognized                                      $    640.5    $    322.5    $     78.1
-------------------------------------------------------------------------------------------------

The actuarial assumptions for Con Edison of New York and O&R at December 31, 2001, 2000 and 1999 were as follows:

                                                          2001          2000         1999
------------------------------------------------------ ------------ ------------- ------------
Discount rate                                             7.50%        7.75%         8.00%
Expected return on plan assets                            9.20%        8.50%         8.50%
Rate of compensation increase - Con Edison                4.30%        4.55%         4.80%
Rate of compensation increase - O&R
                  Hourly                                  4.15%        4.40%         3.00%
                  Management                              4.15%        4.40%         1.00%

Con Edison offers a defined contribution savings plan that covers substantially all employees of Con Edison of New York and O&R and certain employees of other Con Edison subsidiaries. Con Edison made contributions to the plan of approximately $16.7 million, $16.4 million and $16.7 million for years 2001, 2000 and 1999, respectively.

NOTE E     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)

Con Edison of New York and O&R have contributory comprehensive hospital, medical and prescription drug programs for all retirees, their dependents and surviving spouses.

Con Edison of New York also has a contributory life insurance program for bargaining unit employees and provides basic life insurance benefits up to a specified maximum at no cost to retired management employees. O&R has a non-contributory life insurance program for retirees.

Certain employees of other Con Edison subsidiaries are eligible to receive benefits under these programs. The company has reserved the right to amend or terminate these programs.

Investment gains and losses are fully recognized in expense over a 15-year period for Con Edison of New York and O&R (10 years for O&R in 1999 & 2000). For both plans, other actuarial gains and losses are recognized in expense over a 10-year period.

For O&R, plan assets are used to pay benefits and expenses for participants that retired on or after January 1, 1995. O&R pays benefits for other participants. Plan assets include amounts owed to O&R of $0.3 million in 2001, $2.2 million in 2000 and $1.4 million in 1999.

During 1999, O&R sold its electric generating assets. Because of the relatively high number of O&R employees for whom benefits in the plan ceased to be accrued as a result of this event, a curtailment charge was recorded in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions."

The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic benefit cost. Under such accounting O&R's accrued postretirement liability was adjusted to recognize all previously unrecognized actuarial gains or losses, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 106. The total of these adjustments along with the curtailment charge discussed above were recorded as a regulatory asset in accordance with SFAS No. 71.

O&R is currently allowed to recover in rates OPEB costs recognized under SFAS No. 106. In accordance with the provisions of SFAS No. 71, the company defers for future recovery any difference between expenses recognized under SFAS No. 106 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

The components of Con Edison of New York and O&R's postretirement benefit (health and life insurance) costs for 2001, 2000 and 1999 were as follows:


(Millions of Dollars)                                                        2001          2000          1999
--------------------------------------------------------------------------------------------------------------
Service cost                                                           $     12.2    $     10.7    $     15.4
Interest cost on accumulated postretirement benefit obligation               88.4          78.8          77.8
Expected return on plan assets                                              (73.8)        (62.3)        (43.7)
Amortization of net actuarial loss                                           10.2           1.2          27.2
Amortization of prior service cost                                            1.4           1.4           1.4
Amortization of transition obligation                                        17.4          17.4          18.6
Recognition of curtailment and termination benefits                          --            --            (5.1)
Recognition of purchase accounting valuation                                 --            --            39.2
--------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                               $     55.8    $     47.2    $    130.8
--------------------------------------------------------------------------------------------------------------
Cost capitalized/deferred                                                    13.2          10.3          53.0
Cost charged to operating expenses                                           42.6          36.9          77.8
--------------------------------------------------------------------------------------------------------------

The funded status of the programs at December 31, 2001, 2000 and 1999 was as follows:


(Millions of Dollars)                                                        2001          2000          1999
--------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                                $  1,169.8    $  1,012.5    $  1,177.5
Service cost                                                                 12.2          10.7          15.4
Interest cost on accumulated postretirement                                  88.4          78.8          77.8
  benefit obligation
Plan amendments                                                              --            (0.4)         --
Net actuarial (gain) loss                                                   148.7         127.6        (205.5)
Benefits paid and administrative expenses                                   (82.0)        (71.4)        (63.5)
Participant contributions                                                    14.0          12.0          10.8
--------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                      $  1,351.1    $  1,169.8    $  1,012.5
--------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                         $    844.1    $    872.3    $    697.0
Actual return on plan assets                                                (29.3)          4.4         103.4
Employer contributions                                                       55.9          23.5         121.0
Participant contributions                                                    13.9          11.9          10.8
Benefits paid                                                               (75.5)        (62.9)        (55.7)
Administrative expenses                                                      (4.9)         (5.1)         (4.2)
--------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                               $    804.2    $    844.1    $    872.3
--------------------------------------------------------------------------------------------------------------
Funded status                                                          $   (546.9)   $   (325.7)   $   (140.2)
Unrecognized net (gain) loss                                                210.9         (32.1)       (215.6)
Unrecognized prior service costs                                              8.0           9.4          11.2
Unrecognized transition obligation at January 1, 1993*                      191.4         208.8         226.2
--------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost                                    $   (136.6)   $   (139.6)   $   (118.4)
--------------------------------------------------------------------------------------------------------------

*Being amortized over a period of 20 years.

The actuarial assumptions for Con Edison of New York and O&R at December 31, 2001, 2000 and 1999 were as follows:


                                                                   2001          2000           1999
----------------------------------------------------------------------------------------------------------
Discount rate                                                      7.50%         7.75%          8.00%
Expected return on plan assets
    Tax-exempt assets                                              9.20%         8.50%          8.50%
   Taxable assets
     Con Edison of New York                                        8.20%         7.50%          7.50%
     O&R                                                           8.70%         8.00%          7.50%

The health care cost trend rate assumed for 2002 is 8.0 percent. The rate is assumed to decrease gradually to 5.0 percent for 2006 and remain at that level thereafter.

A one-percentage point change in the assumed health care cost trend rate would have the following effects:

                                                                   1-Percentage-Point  1-Percentage-
 (Millions of Dollars)                                             Increase            Point Decrease
---------------------------------------------------------------------------------------------------------
Effect on accumulated postretirement benefit obligation              $167.7             $(146.8)
Effect on service cost and interest cost components                  $ 14.2             $ (12.1)

NOTE F   ENVIRONMENTAL MATTERS

Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar, have been used or generated in the course of operations of Con Edison's utility subsidiaries and may be present in their facilities and equipment.

The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and similar state statutes impose joint and several strict liability, regardless of fault, upon generators of hazardous substances for resulting removal and remedial costs and environmental damages. Liabilities under these laws can be material and in some instances may be imposed without regard to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred.

At December 31, 2001, Con Edison had accrued $132.2 million as its best estimate of the utility subsidiaries' liability for sites as to which they have received process or notice alleging that hazardous substances generated by them (and, in most instances, other potentially responsible parties) were deposited. There will be additional liability relating to these sites and other sites, the amount of which is not presently determinable but may be material to Con Edison's financial position, results of operations or liquidity.

Con Edison's utility subsidiaries are permitted under current rate agreements to defer for subsequent recovery through rates certain site investigation and remediation costs with respect to hazardous waste. At December 31, 2001, $62.6 million of such costs had been deferred as regulatory assets.

Suits have been brought in New York State and federal courts against Con Edison's utility subsidiaries and many other defendants, wherein a large number of plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of the utility subsidiaries. Many of these suits have been disposed of without any payment by the utility subsidiaries, or for immaterial amounts. The amounts specified in all the remaining suits total billions of dollars but Con Edison believes that these amounts are greatly exaggerated, as were the claims already disposed of. Based on the information and relevant circumstances known to Con Edison at this time, these suits are not expected to have a material adverse effect on Con Edison's financial position, results of operations or liquidity.

Workers' compensation administrative proceedings have been commenced, wherein current and former employees claim benefits based upon alleged disability from exposure to asbestos. Based on the information and relevant circumstances known to Con Edison at this time, these claims are not expected to have a material adverse effect on Con Edison's financial position, results of operations or liquidity. At December 31, 2001, Con Edison had accrued a $136.7 million provision as its best estimate of the utility subsidiaries' liability for workers' compensation claims, including those related to asbestos exposure. Of this amount $62.1 million was deferred as a regulatory asset. Other legal proceedings have commenced, wherein non-employee contractors claim benefits based upon alleged disability from exposure to asbestos. At December 31, 2001, Con Edison of New York had accrued a $4.0 million provision as its best estimate of the utility subsidiaries' liability for these alleged claims and deferred a like amount as a regulatory asset.

NOTE G    NUCLEAR GENERATION

In September 2001 Con Edison of New York completed the sale of its nuclear generating unit and related assets and the transfer to the buyer of its nuclear decommissioning trust funds. See Note I.

The NYPSC is investigating a February 2000 to January 2001 outage of the nuclear generating unit, its causes and the prudence of Con Edison of New York's actions regarding the operation and maintenance of the generating unit. The proceeding covers, among other things, Con Edison of New York's inspection practices, the circumstances surrounding prior outages, the basis for postponement of the unit's steam generator replacement and whether, and to what extent, increased replacement power costs and repair and replacement costs should be borne by Con Edison's shareholders.

Con Edison of New York has billed to customers replacement power costs for the outage incurred prior to August 2000 and after October 2000, but not approximately $90 million of replacement power costs incurred in August through October 2000. Con Edison of New York has also accrued a $40 million liability for the possible disallowance of replacement power costs that it had previously recovered from customers.

An appeal is pending in the United States Court of Appeals for the Second Circuit of the October 2000 decision by the United States District Court for the Northern District of New York, in an action entitled Consolidated Edison Company of New York, Inc. v. Pataki, et al., in which the court determined that the law that directed the NYPSC to prohibit Con Edison of New York from recovering replacement power costs for the outage from customers was unconstitutional and granted Con Edison of New York's motion for a permanent injunction to prevent its implementation.

Con Edison of New York is unable to predict whether or not any proceedings, lawsuits, legislation or other actions relating to the nuclear generating unit will have a material adverse effect on its financial position, results of operations or liquidity.

NOTE H     NON-UTILITY GENERATORS (NUGS)

Con Edison's utility subsidiaries have contracts with NUGs for approximately 3,127 MW of electric generating capacity, including a contract with the buyer of the approximately 1,000 MW nuclear generating unit that Con Edison of New York sold in 2001. Assuming performance by the NUGs, the utility subsidiaries are obligated over the terms of the contracts (which extend for various periods, up to 2036) to make capacity and other fixed payments.

For the years 2002-2006, the capacity and other fixed payments under the contracts are estimated to be $541 million, $539 million, $543 million, $529 million and $525 million. Such payments gradually increase to approximately $600 million in 2013, and thereafter decline significantly. For energy delivered under most of these contracts, the utility subsidiaries are obligated to pay variable prices that are estimated to be lower overall than expected market levels. For energy from the nuclear generating unit sold by Con Edison of New York in 2001, Con Edison of New York is obligated to pay an average annual price of 3.9 cents per kilowatthour.

Under the terms of its electric rate agreements, Con Edison of New York is recovering in rates the charges it incurs under contracts with NUGs. The 2000 Electric Rate Agreement provides that, following March 31, 2005, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, the amount, if any, by which the actual costs of its purchases under the contracts exceed market value.

O&R is recovering its costs under the contracts pursuant to rate provisions approved by the state public utility regulatory authority having jurisdiction.

The Restructuring Agreement provided for a potential NUG contract disallowance of the lower of (i) 10 percent of the above-market costs or (ii) $300 million (in 2002 dollars). The Restructuring Agreement provided that Con Edison of New York could offset the potential disallowance by NUG contract mitigation and by 10 percent of the gross proceeds of any generating unit sales to third parties. Con Edison of New York has offset the entire $300 million maximum possible disallowance through NUG contract mitigation and generating plant divestiture proceeds.

NOTE I     GENERATION DIVESTITURE

In 1999 Con Edison of New York completed the sale of almost 6,300 MW of its approximately 8,300 MW of electric generating assets for an aggregate price of $1.8 billion. The net book value of the assets sold was approximately $1 billion.

In 1999 pursuant to the Restructuring Agreement, as amended by a July 1998
PSC order, $50 million of the net after-tax gain was applied as an increase to the accumulated depreciation reserve for Con Edison of New York's nuclear generating unit and $29 million of accumulated deferred taxes and investment tax credits relating to the assets sold were recognized in income. Pursuant to the 2000 Electric Rate Agreement, the balance of the net after-tax gain (including interest accrued thereon) was applied in 2000 as follows: $188.2 million was credited against electric distribution plant balances, $107.3 million was used to offset a like amount of regulatory assets (including deferred power contract termination costs), $50 million was deferred for recognition in income during the 12 months ending March 31, 2002, and $12 million was deferred to be used for low-income customer programs. In addition $30 million of employee retirement incentive expenses related to the generation divestiture were deferred for amortization over 15 years and $15 million of such expenses were charged to income in 2000.

The 2000 Electric Rate Agreement provides for recovery of an approximately $74 million regulatory asset representing incremental electric capacity costs incurred prior to May 2000 to purchase capacity from the buyers of the generating assets Con Edison of New York sold in 1999, from the shareholders' portion of any earnings above the earnings sharing levels specified for each rate year. By March 2005 any remaining unrecovered balance will be charged to expense. Fifteen million dollars of this amount was charged to expense in December 2001. See "Rate and Restructuring Agreements" in Note A.

In January 2001 Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station for approximately $138 million. The net after-tax gain from the sale, which has been deferred as a regulatory liability, was $37.1 million. In September 2001 Con Edison of New York completed the sale of its approximately 1000 MW nuclear generating facilities and related assets for $504.5 million. The proceeds were net of a $73.8 million payment to increase the value of the nuclear decommissioning trust funds being transferred to $430 million (the amount provided for in the sales agreement). The net after-tax loss from the sale, which has been deferred as a regulatory asset, was $175.4 million. In addition Con Edison of New York was authorized effective September 2001 to continue to recover the cost of nuclear assets, which are included in rates, until the loss on divestiture has been recovered. The 2000 Electric Agreement provides that Con Edison of New York "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments." See "Rate and Restructuring Agreements" in Note A.

O&R completed the sale of all of its generating assets prior to the completion of Con Edison's purchase of O&R in July 1999.

NOTE J     LEASES

In November 2000 a Con Edison Development subsidiary entered into an operating lease arrangement with a limited partnership (Lessor) to finance the purchase, installation, assembly and construction of a 525 MW gas-fired electric generating facility under construction in Newington, New Hampshire (Newington Project). The limited partnership is a special-purpose entity and has an aggregate financing commitment from third-party equity and debt participants of approximately $353 million. In accordance with SFAS No. 13 "Accounting for Leases" and related EITF issues (including EITF Issue No. 90-15, "Impact of Non-substantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions" and EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction"), the Newington Project and the related lease obligations are not included on Con Edison's consolidated balance sheet. The Lessor has appointed the Con Edison Development subsidiary as construction agent responsible for completing construction of the project by no later than June 2003. The initial lease term is approximately eight years, beginning at the date of construction completion, which is expected to be July 2002. At the end of the lease term (June 2010), the subsidiary has the option to extend the lease or purchase the project for the then outstanding amounts expended by the Lessor for the project. If the subsidiary chooses not to extend the lease or acquire the project, then Con Edison will guarantee a residual value of the Newington Project for an amount not to exceed $239.7 million. The subsidiary would also have contingent payment obligations to the Lessor if an event of default should occur during either the construction period or the lease period. If the subsidiary defaults, then its obligation would equal up to 100% of the Lessor's investment in the Newington Project, which could exceed the aforementioned residual value guarantee. At December 31, 2001, project costs were approximately $305 million. The subsidiary's payment and performance obligations relating to the Newington Project are fully and unconditionally guaranteed by Con Edison.

Future minimum rental payments as of December 31, 2001 are approximately as follows:


(Millions of Dollars)
--------------------------------------
2002                            $16.6
2003                             33.2
2004                             33.2
2005                             33.2
2006                             33.2
Thereafter                      116.1
--------------------------------------
Total                          $265.5
--------------------------------------

Con Edison Development subsidiaries have invested in two leveraged lease transactions involving the leasing of gas distribution assets and an electric generating facility in the Netherlands. The subsidiaries' equity investment of $93 million represented approximately 36% of the purchase price; the remaining 64% or $166 million was furnished by third-party financing in the form of long-term debt that provides for no recourse against the subsidiaries and is primarily secured by the assets. At December 31, 2001, the company's net investment in these leveraged leases amounted to approximately $71 million, which was included at cost on Con Edison's consolidated balance sheet. See "Investments" in Note A.

Con Edison Development has guaranteed the repurchase and remarketing obligations of one of its subsidiaries with respect to $40.7 million of debt relating to moderate income rental apartment properties eligible for tax credits under Section 42 of the Internal Revenue Code. In accordance with FASB EITF Issue No. 94-1, neither the rental apartments properties nor the related indebtedness is included on Con Edison's consolidated balance sheet.

Con Edison's subsidiaries lease electric generating and gas distribution facilities, other electric transmission and distribution facilities, office buildings and equipment. In accordance with SFAS No. 13, these leases are classified as either capital leases or operating leases. Most of the operating leases provide the option to renew at the fair rental value for future periods. Generally, it is expected that leases will be renewed or replaced in the normal course of business.

Capital leases: For ratemaking purposes capital leases are treated as operating leases, therefore, in accordance with SFAS No. 71 the amortization of the leased asset is based on the rental payments recovered through rates. The following assets and obligations under capital leases are included in the accompanying consolidated balance sheet at December 31, 2001 and 2000:


                                                         2001                       2000
                                                         ----                       ----
                                                               (Millions of Dollars)
Utility Plant
  Production                                            $   -                     $  0.7
  Transmission                                           13.5                       14.9
  Common                                                 29.7                       18.6
                                                        -----                     ------
    Total                                               $43.2                     $ 34.2
                                                        =====                     ======
Current Liabilities                                      $2.1                       $2.8
Non-Current Liabilities                                  41.1                       31.4
                                                        -----                     ------
Total Liabilities                                       $43.2                      $34.2
                                                        =====                     ======

The future minimum lease commitments for the above assets are as follows:


                                                        (Millions of Dollars)
2002                                                             $ 7.5
2003                                                               7.8
2004                                                               7.5
2005                                                               7.3
2006                                                               7.2
All years thereafter                                              42.2
                                                           -     -----
     Total                                                       $79.5
Less: amount representing interest                                36.3
                                                                 -----
Present value of net minimum lease payments                      $43.2
                                                                 =====


Operating leases: The future minimum lease commitments under Con Edison's non-cancelable operating lease agreements excluding the Newington Project are as follows:

                                                        (Millions of Dollars)
2002                                                            $ 33.9
2003                                                              34.2
2004                                                              34.7
2005                                                               5.3
2006                                                               5.0
All years thereafter                                              33.5
                                                                ------
     Total                                                      $146.6
                                                                ======


NOTE K     ACQUISITION OF ORANGE AND ROCKLAND UTILITIES (O&R)

In July 1999 Con Edison completed its acquisition of O&R for $791.5 million in cash. Con Edison has accounted for the acquisition under the purchase method of accounting in accordance with generally accepted accounting principles. The results of operations of O&R for the years 2001 and 2000 and the six months ended December 31, 1999 have been included in the consolidated income statement of Con Edison. Con Edison has recorded in its consolidated financial statements all of the assets and liabilities of O&R. The fair value of O&R's regulatory assets approximates book value. All other assets and liabilities of O&R were adjusted to their estimated fair values. The $437 million excess of the purchase price paid by Con Edison over the estimated fair value of net assets acquired and liabilities assumed was recorded as goodwill. Con Edison adopted SFAS No. 142, "Accounting for Goodwill and
Other Intangible Assets," on January 1, 2002. See Note A. In accordance with regulatory agreements, costs to achieve the merger have been deferred as regulatory assets and are being amortized over a five-year period ending
May 2004.

The unaudited pro forma consolidated Con Edison financial information shown below has been prepared based upon the historical consolidated income statements of Con Edison and O&R, giving effect to Con Edison's acquisition of O&R as if it had occurred at the beginning of 1999. See "New Financial Accounting Standards" in Note A for information about Con Edison's accounting for goodwill. The pro forma information is not necessarily indicative of the results that Con Edison would have had if its acquisition of O&R had been completed prior to July 1999, or the results that Con Edison will have in the future.

(Millions of Dollars)                   1999
--------------------------------------------
Revenues                            $  7,817
Operating income                         985
Net income                               646
Average shares
   outstanding (000)                 223,442
Earnings per share                  $   2.89
--------------------------------------------

NOTE L     Income Tax

The components of income taxes are as follows:


YEAR ENDED DECEMBER 31 (THOUSANDS OF DOLLARS)          2001          2000       1999
----------------------------------------------------------------------------------------

Charged to Operations:
State       Current                                 $  69,279    $  28,941    $      --
            Deferred - net                             78,989           --           --
Federal     Current                                   380,509      103,670      836,783
            Deferred - net                            (57,089)     193,257     (428,859)
            Amortization of investment tax credit      (7,135)      (8,078)      (8,208)
----------------------------------------------------------------------------------------
                  TOTAL CHARGED TO OPERATIONS         464,553      317,790      399,716
----------------------------------------------------------------------------------------

Charged to Other Income:

State       Current                                    (4,102)      (5,304)          --
            Deferred - net                                 72           --           --
Federal     Current                                    (8,684)      (1,095)       1,430
            Deferred - net                             (7,045)      (3,892)     (13,825)
            Amortization of investment tax credit      (2,163)        (331)     (14,496)
----------------------------------------------------------------------------------------
                  Total charged to other income       (21,922)     (10,622)     (26,891)
----------------------------------------------------------------------------------------

TOTAL                                               $ 442,631    $ 307,168    $ 372,825
----------------------------------------------------------------------------------------


The tax effect of temporary differences which gave rise to deferred tax assets and liabilities is as follows:


AS OF DECEMBER 31 (MILLIONS OF DOLLARS)                2001          2000          1999
----------------------------------------------------------------------------------------
Liabilities:
            Depreciation                           $1,348.5      $1,441.1      $1,367.1
            SFAS 109                                  659.8         676.5         785.0
            Other                                     413.4         397.9         337.9
----------------------------------------------------------------------------------------
                  Total liabilities                 2,421.7       2,515.5       2,490.0
----------------------------------------------------------------------------------------
Assets:
            Other                                    (186.4)       (212.7)       (222.5)
----------------------------------------------------------------------------------------
                  Total assets                       (186.4)       (212.7)       (222.5)
----------------------------------------------------------------------------------------

Net Liability                                      $2,235.3      $2,302.8      $2,267.5
----------------------------------------------------------------------------------------


Reconciliation of the difference between income tax expenses and the amount computed by applying the prevailing statutory income tax rate to income before income taxes is as follows:


YEAR ENDED DECEMBER 31,                                                2001    2000    1999
--------------------------------------------------------------------------------------------
                                                                       (% of Pre-tax income)
STATUTORY TAX RATE
            Federal                                                     35%     35%     35%

Changes in computed taxes resulting from:
            State Income Tax                                             9%      2%     --
            Depreciation Related Differences                             3%      4%      5%
            Cost of Removal                                             (4)%    (6)%    (3)%
            Amortization of Taxes Associated With Divestiture Assets    --      --      (3)%
            Other                                                       (4)%    (1)%    --
--------------------------------------------------------------------------------------------

Effective Tax Rate                                                      39%     34%     34%
--------------------------------------------------------------------------------------------

NOTE M     STOCK-BASED COMPENSATION

Under Con Edison's Stock Option Plan (the Plan), options may be granted to officers and key employees of Con Edison and its subsidiaries for up to a total of 10 million shares of Con Edison's common stock. Generally options become exercisable three years after the grant date and remain exercisable until 10 years from the grant date.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Con Edison has elected to follow Accounting Principles Board Opinion No. 25 (APB
No. 25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB No. 25, because the exercise price of Con Edison's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Disclosure of pro forma information regarding net income and earnings per share is required by SFAS No. 123. The information presented below relates to the income and earnings per share of Con Edison. This information has been determined as if Con Edison had accounted for its employee stock options under the fair value method of that statement. The fair values of 2001, 2000 and 1999 options are $5.23, $4.42 and $7.90 per share, respectively. These values were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                          2001          2000         1999
                                          ----          ----         ----
Risk-free interest rate                  5.22%         6.25%        5.24%
Expected lives - in years                    8             8            8
Expected stock volatility               21.32%        20.51%       18.76%
Dividend yield                           5.83%         6.60%        4.46%

The following table reflects pro forma net income and earnings per share had Con Edison elected to adopt the fair value approach of SFAS No. 123 (income in millions):


                                       2001          2000         1999
                                       ----          ----         ----
Net income
       As reported                    $ 682         $ 583        $ 701
       Pro forma                        678           578          697
Diluted earnings per share
       As reported                    $3.21         $2.74        $3.13
       Pro forma                       3.19          2.72         3.11

These pro forma amounts may not be representative of future disclosures due to changes in future market conditions and additional option grants in future years. For 2001, 2000 and 1999, the number of total shares of common stock after giving effect to potentially dilutive securities as used in the reported diluted earnings per share calculation is 212.9 million, 212.4 million and 223.9 million, respectively.

A summary of the status of Con Edison's Stock Option Plan as of December 31, 2001, 2000 and 1999 and changes during those years is as follows:


                                                               Weighted
                                                                Average
                                             Shares              Price
                                             ------              -----

Outstanding at 12/31/98                     2,395,950           $34.589
         Granted                            1,293,950            47.880
         Exercised                           (113,440)           27.875
         Forfeited                            (20,250)           40.246
-----------------------------------------------------------------------
Outstanding at 12/31/99                     3,556,210            39.607
         Granted                            1,349,500            32.499
         Exercised                            (68,697)           29.732
         Forfeited                            (48,100)           39.231
-----------------------------------------------------------------------
Outstanding at 12/31/00                     4,788,913            37.749
         Granted                            1,487,050            37.758
         Exercised                           (363,013)           29.740
         Forfeited                           (160,300)           41.333
-----------------------------------------------------------------------
Outstanding at 12/31/01                     5,752,650           $38.157


The following summarizes the Plan's stock options outstanding at December 31, 2001:

                        Weighted
        Plan            Average           Shares          Remaining
        Year            Exercise        Outstanding      Contractual
                         Price          AT 12/31/01          Life
                         -----          -----------          ----
       2001             $37.758             1,481,050      9 years
       2000              32.499             1,292,500      8 years
       1999              47.876             1,213,900      7 years
       1998              42.609               825,350      6 years
       1997              31.500               578,150      5 years
       1996              27.875               361,700      4 years

As of December 31, 2001, 2000 and 1999 there were outstanding vested options to purchase 939,850, 1,304,863 and 572,460 shares of common stock, respectively, at an exercise price below the closing market price on that day.

Pursuant to employment agreements, effective September 2000, certain senior officers of Con Edison and Con Edison of New York were granted an aggregate of 350,000 restricted stock units. The units, each of which represents the right to receive one share of Con Edison common stock and related dividends, vest over a five-year period or immediately upon the occurrence of certain events. Pursuant to APB No. 25, Con Edison is recognizing compensation expense and accruing a liability for the units over the vesting period. The expense recognized for restricted stock during 2001 and 2000 was $3.1 million and $0.9 million, respectively.

NOTE N     FINANCIAL INFORMATION BY BUSINESS SEGMENT

Con Edison's business segments were determined based on similarities in economic characteristics, the regulatory environment, and management's reporting requirements. Con Edison's principal business segments are:

         o Regulated Electric - consists of regulated activities of Con Edison of New York and O&R relating to the generation, transmission and distribution of electricity in New York, New Jersey and Pennsylvania.

         o Regulated Gas - consists of regulated activities of Con Edison of New York and O&R relating to the transportation, storage and distribution of natural gas in New York and Pennsylvania.

         o Regulated Steam - consists of regulated activities of Con Edison of New York relating to the generation and distribution of steam in New York.

         o Unregulated Subsidiaries - represents the operations of the competitive electric and gas supply, energy-related products and services and the operations of the affiliate that invests in energy infrastructure and wholesale telecommunications businesses.

         o Other - includes the operations of the parent company, Con Edison, and consolidation adjustments.

All revenues of Con Edison's business segments, excluding revenues earned by an affiliate of Con Edison on certain energy infrastructure projects, which are deemed to be immaterial, are from customers located in the United States of America. Also, all assets, excluding certain investments in energy infrastructure projects by an affiliate of Con Edison, which are deemed to be immaterial, are located in the United States of America. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. See Note A.

Common services shared by the business segments are assigned directly or allocated based on various cost factors, depending on the nature of the service provided.

The financial data for business segments are as follows:

NOTE N     FINANCIAL INFORMATION BY BUSINESS SEGMENT


                                                          REGULATED ELECTRIC                               REGULATED STEAM
-----------------------------------------------------------------------------------     -------------------------------------------
(Thousands of Dollars)                         2001            2000           1999             2001            2000           1999
-----------------------------------------------------------------------------------     -------------------------------------------
Operating revenues                      $ 6,887,863     $ 6,938,128     $5,792,673        $ 503,736       $ 452,135      $ 340,026
Intersegment revenues                        12,589          53,514        150,488            1,903           2,023          1,667
Depreciation and amortization               407,992         477,352        433,203           17,902          18,173         17,996
Income tax expense                          382,153         239,772        339,630            5,695           2,407          2,910
Operating income                            902,176         808,960        858,681           27,893          25,557         19,450
Interest charge                             316,449         309,753        268,392           20,768          18,191         15,363
Total assets                             12,193,525      12,386,304     11,831,548          746,587         686,807        631,353
Construction expenditures                   810,821         786,211        530,068           64,308          32,014         28,488


                                                            REGULATED GAS                              UNREGULATED SUBSIDIARIES
-----------------------------------------------------------------------------------     -------------------------------------------
                                               2001            2000           1999             2001            2000           1999
-----------------------------------------------------------------------------------     -------------------------------------------
Operating revenues                      $ 1,465,957     $ 1,261,970     $1,000,083        $ 785,739       $ 793,740      $ 358,541
Intersegment revenues                         3,181           6,113          2,812                -               -              -
Depreciation and amortization                72,050          66,780         66,262           17,470          13,547          3,303
Income tax expense                           73,768          64,942         60,598            2,937          10,669         (5,122)
Operating income                            179,823         176,171        152,212           29,590          18,024         (9,313)
Interest charge                              72,068          66,498         52,498           16,863           9,652              -
Total assets                              2,711,008       2,607,624      2,295,191          995,476         820,942        387,692
Construction expenditures                   169,739         140,702        119,602          163,921         121,214        165,000


                                                         OTHER                                           TOTAL
-----------------------------------------------------------------------------------     -------------------------------------------
                                               2001            2000           1999             2001            2000           1999
-----------------------------------------------------------------------------------     -------------------------------------------
Operating revenues                         $ (9,333)      $ (14,582)           $ -      $ 9,633,962     $ 9,431,391    $ 7,491,323
Intersegment revenues                         9,333          14,582              -           27,006          76,232        154,967
Depreciation and amortization                10,821          10,555          5,418          526,235         586,407        526,182
Income tax expense                                -               -          1,700          464,553         317,790        399,716
Operating income                            (12,009)        (12,576)        (1,231)       1,127,473       1,016,136      1,019,799
Interest charge                               4,732           3,351          1,310          430,880         407,445        337,563
Total assets                                349,515         265,568        385,692       16,996,111      16,767,245     15,531,476
Construction expenditures                         -               -              -        1,208,789       1,080,141        843,158

NOTE O     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

As of January 2001 Con Edison adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133" (collectively, SFAS No. 133).

ENERGY PRICE HEDGING

Con Edison's subsidiaries use derivative financial instruments to hedge market price fluctuations in related underlying transactions for the physical purchase or sale of electricity and gas (Hedges).

Con Edison's utility subsidiaries, pursuant to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," defer recognition in income of gains and losses on a Hedge until the underlying transaction is completed. Pursuant to rate provisions that permit the recovery of the cost of purchased power and gas, Con Edison's utility subsidiaries credit or charge to their customers gains or losses on Hedges and related transaction costs. See "Recoverable Energy Costs" in Note A. To the extent SFAS No. 71 does not allow deferred recognition in income, Con Edison's utility subsidiaries have elected special hedge accounting pursuant to SFAS No. 133 (Cash Flow Hedge Accounting). Con Edison Solutions (which provides competitive gas and electric supply and energy-related products and services) has also elected Cash Flow Hedge Accounting.

Pursuant to Cash Flow Hedge Accounting, except as described in the following paragraph, the mark-to-market unrealized gain or loss on each Hedge is recorded in other comprehensive income and reclassified to income at the time the underlying transaction is completed. Upon adoption of SFAS No. 133, Con Edison's subsidiaries recognized after-tax transition gains of $1.7 million in other comprehensive income and $0.4 million in income. In 2001 the company reclassified to income from accumulated other comprehensive income after-tax net losses relating to Hedges of $12.4 million. These losses, which were recognized in net income as fuel or purchased power costs, were largely offset by directionally opposite changes in the market value of the underlying commodities.

Under Cash Flow Hedge Accounting, any gain or loss relating to any portion of the Hedge determined to be "ineffective" is recognized in income in the period in which such determination is made. As a result changes in value of a Hedge may be recognized in income in an earlier period than the period in which the underlying transaction is recognized in income. The company expects, however, that these changes in values will be offset, at least in part, when the underlying transactions are recognized in income. In 2001 Con Edison Solutions recognized in income mark-to-market unrealized pre-tax net losses of $6.2 million relating primarily to derivative transactions that were determined to be "ineffective." As of December 31, 2001, unrealized after-tax losses amounting to $12.7 million relating to the subsidiaries' Hedges for which Cash Flow Hedge Accounting was used were for a term of less than two years and $11.6 million of after-tax losses relating to such Hedges were expected to be reclassified from accumulated other comprehensive income to income within the next 12 months.

Con Edison Energy (which markets specialized energy supply services to wholesale customers) enters into over-the-counter and exchange traded contracts for the purchase and sale of electricity and installed capacity, gas or oil (which may provide for either physical or financial settlement) and is considered an "energy trading organization" required to account for such trading activities in accordance with FASB EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." With respect to such contracts entered into by Con Edison
Energy, Con Edison recognized in income unrealized mark-to-market pre-tax net gains of $9.6 million in 2001.

INTEREST RATE HEDGING

O&R and Con Edison Development (which invests in and manages energy infrastructure projects) use Cash Flow Hedge Accounting for their interest rate swap agreements. In connection with its $55 million promissory note issued to the New York State Energy Research and Development Authority for the net proceeds of the Authority's variable rate Pollution Control Refunding Revenue Bonds, 1994 Series A (the 1994 Bonds), O&R has a swap agreement pursuant to which it pays interest at a fixed rate of 6.09 percent and is paid interest at the same variable rate as is paid on the 1994 Bonds. Upon adoption of SFAS No. 133, the company recognized after-tax transition adjustment losses relating to the swap agreement of $8.1 million in other comprehensive income. In 2001 the company reclassified $1.2 million of such losses from accumulated other comprehensive income to income. As of December 31, 2001, unrealized after-tax losses relating to the swap agreement amounted to $8.3 million of which $1.1 million were expected to be reclassified from accumulated other comprehensive income to income within the next 12 months.

In connection with $95 million of variable rate loans undertaken relating to the Lakewood electric generating plant, Con Edison Development has swap agreements pursuant to which it pays interest at a fixed rate of 6.68 percent and is paid interest at a variable rate equal to the three-month London Interbank Offered Rate. Upon adoption of SFAS No. 133, the company recognized after-tax transition adjustment losses relating to the swap agreements of $1.6 million in other comprehensive income. In 2001 the company reclassified $1.2 million of such losses from accumulated other comprehensive income to income. As of December 31, 2001, unrealized after-tax losses relating to the swap agreements amounted to $3.4 million of which $1.9 million were expected to be reclassified from accumulated other comprehensive income to income within the next 12 months.

COMPREHENSIVE INCOME

Unrealized (losses)/gains on derivatives, net of tax included in Accumulated other comprehensive income was as follows:


                                                             Twelve Months Ended
(Millions of Dollars)                                         December 31, 2001
---------------------                                         -----------------
Unrealized (losses)/gains on derivatives qualified as
Hedges due to cumulative effect of a change in accounting
Principles, net of $5.6 taxes                                    $ (8.0)

Unrealized (losses)/gains on derivatives qualified as
Hedges, net of $21.9 taxes                                        (31.2)

Reclassification adjustment for gains/(losses) included
in net income, net of $10.3 taxes                                  14.8
                                                                  -----

Unrealized (losses)/gains on derivatives qualified as
hedges, at December 31, 2001                                     $(24.4)
                                                                 ======

NOTE P     NORTHEAST UTILITIES

In March 2001 Con Edison commenced an action in the United States District Court for the Southern District of New York, entitled Consolidated Edison, Inc. v. Northeast Utilities, seeking a declaratory judgment that Northeast Utilities has failed to meet certain conditions precedent to Con Edison's obligation to complete its acquisition of Northeast Utilities pursuant to their agreement and plan of merger, dated as of October 13, 1999, as amended and restated as of January 11, 2000 (the merger agreement). In May 2001 Con Edison amended its complaint. As amended Con Edison's complaint seeks, among other things, recovery of damages sustained by it as a result of the material breach of the merger agreement by Northeast Utilities and the court's declaration that under the merger agreement Con Edison has no further or continuing obligations to Northeast Utilities, and that Northeast Utilities has no further or continuing rights as against Con Edison.

In June 2001 Northeast Utilities withdrew the separate action it commenced in March 2001 in the same court and filed as a counter-claim to Con Edison's amended complaint its claim that Con Edison materially breached the merger agreement and that as a result Northeast Utilities and its shareholders have suffered substantial damages, including the difference between the consideration to be paid to Northeast Utilities shareholders pursuant to the merger agreement and the current market value of Northeast Utilities common stock, expenditures in connection with regulatory approvals and lost business opportunities. Pursuant to the merger agreement, Con Edison agreed to acquire Northeast Utilities for $26.00 per share (an estimated aggregate of not more than $3.9 billion) plus $0.0034 per share for each day after August 5, 2000 through the day prior to the completion of the transaction, payable 50 percent in cash and 50 percent in stock.

Con Edison believes that Northeast Utilities has materially breached the merger agreement, and that Con Edison has not materially breached the merger agreement. Con Edison believes it is not obligated to acquire Northeast Utilities because Northeast Utilities does not meet the merger agreement's conditions that Northeast Utilities perform all of its obligations under the merger agreement. Those obligations include the obligation that it carry on its businesses in the ordinary course consistent with past practice; that the representations and warranties made by it in the merger agreement were true and correct when made and remain true and correct; and that there be no material adverse change with respect to Northeast Utilities. Con Edison is unable to predict whether or not any Northeast Utilities-related lawsuits or other actions will have a material adverse effect on Con Edison's financial position, results of operations or liquidity.

NOTE Q     WORLD TRADE CENTER ATTACK

Con Edison of New York estimates that it will incur approximately $400 million of costs for emergency response, temporary restoration and permanent replacement of electric, gas and steam transmission and distribution facilities damaged as a result of the September 11, 2001 attack on the World Trade Center. Most of the costs are expected to be capital in nature. In December 2001 Con Edison of New York filed a petition with the NYPSC for authorization to defer the costs. The company estimates that its insurers will cover approximately $65 million of the costs. The company expects the NYPSC to permit recovery from customers of the costs, net of any Federal reimbursement, insurance payment and tax savings. At December 31, 2001, the company had capitalized $54.9 million of such costs as utility plant and deferred $32.9 million of such costs as a regulatory asset. In addition at December 31, 2001, the company accrued a regulatory liability to defer recognition in income of an $81.5 million tax refund claim resulting from a casualty loss deduction taken by the company relating to the attack.